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                                                                   EXHIBIT 21.2

       SUBSIDIARIES OF REGISTRANT SOUTHWEST SHOPPING CENTERS CO. II, LLC

Park Plaza 1, LLC, a Delaware limited liability company

Park Plaza 2, LLC, a Delaware limited liability company

Park Plaza Mall, LLC, a Delaware limited liability company